Exhibit 99.1

VULCAN MATERIALS AND FLORIDA ROCK ANNOUNCE
ANTICIPATED CLOSING DATE FOR MERGER AND SET
CONSIDERATION ELECTION DEADLINES
Birmingham, AL, and Jacksonville, FL — November 5, 2007 — Vulcan Materials Company (NYSE: VMC) and Florida Rock Industries, Inc. (NYSE: FRK) announced today that they anticipate closing their proposed merger, which remains subject to the satisfaction of closing conditions, on or about November 16, 2007. In connection with the closing of the proposed merger, the deadline for Florida Rock shareholders to elect whether to receive cash consideration, stock consideration or a combination thereof, subject to proration as described in the proxy statement/prospectus, has been set for 5:00 p.m. Eastern Standard Time on November 14, 2007 (or 5:00 p.m. Eastern Standard Time on November 13, 2007 for participants in certain Florida Rock profit sharing plans). Florida Rock shareholders who hold their shares in “street name” may have an earlier election deadline and should carefully review any materials they receive from their broker to determine the election deadline applicable to them.
Florida Rock registered shareholders and participants in certain Florida Rock profit sharing plans may download election materials at the following website: http://www.dfking.com/floridarock. Florida Rock shareholders who have previously submitted their election materials do not need to take any further action. Florida Rock shareholders with questions regarding their election are urged to call D.F. King & Co., Inc., which is assisting Florida Rock, toll free at (800) 347-4750.
About Vulcan Materials
Vulcan Materials Co., a member of the S&P 500 index, is the nation’s foremost producer of construction aggregates and a major producer of other construction materials.
About Florida Rock
Florida Rock Industries, Inc. is one of the nation’s leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.
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Contact:

Vulcan Materials	Florida Rock	Sard Verbinnen & Co
Mark Warren/David Donaldson	John Milton	Susan Burns/Maggie Pisacane
205-298-3220	904-355-1781, x 258	212-687-8080